Exhibit 99

FOR IMMEDIATE RELEASE	Media Contact:	Rose Bratton	281-406-2212
August 17, 2007	Investor Contact:	David Tucker	281-406-2370
Parker Drilling Updates Kazakhstan Tax Dispute
Today, Parker Drilling Company, a U.S. company and worldwide provider of drilling and drilling-related services, announced that it has received an official letter from the Tax Committee of the Ministry of Finance of the Republic of Kazakhstan confirming that the Ministry of Finance has directed the Atyrau Tax Committee to stay enforcement of the notice of income tax assessment against the Kazakhstan branch of a Parker subsidiary. The letter indicates that the stay was issued in response to the appeal filed by the branch on the basis that collection of the assessment would result in double taxation to Parker Drilling.
Mr. Robert L. Parker Jr., chairman and chief executive officer stated: “We are encouraged that the Republic of Kazakhstan’s Ministry of Finance and the U.S. Government’s Department of the Treasury are in contact at the highest level and have committed to resolving an important tax treaty matter that affects foreign direct investment between Kazakhstani and American business partners. We look forward to continuing our long-term commitment to working in Kazakhstan’s energy sector.”

This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including statements regarding the resolution of the tax dispute, are forward- looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.